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                    November 17, 2022

       Shinyoung Park
       Chief Financial Officer
       Magnachip Semiconductor Corporation
       c/o MagnaChip Semiconductor S.A.
       1, Allee Scheffer, L-2520
       Luxembourg, Grand Duchy of Luxembourg

                                                        Re: Magnachip
Semiconductor Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-34791

       Dear Shinyoung Park:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing